Exhibit 99.1

AeroGrow Announces the Launch of its All New “Grow Anything” Appliance

•	Refrigerator-sized appliance will maximize yields for a wide variety of plants
•	Artificial Intelligence drives on-board plant computer for precise environmental control – leading to consistent quality and quantity of crop output
•	Sets the standard in the nascent appliance-sized home-growing systems category

Boulder, CO - (November 14, 2019) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced today the launch of its largest and most innovative product to date.

Last week, AeorGrow’s Board of Directors formally approved making the final capital expenditures required to tool, complete the software development and begin manufacturing this new addition to AeroGrow’s product portfolio. As a result, in the coming months AeroGrow will be bringing to market its most ambitious home gardening innovation yet – the “Grow Anything” Appliance, a fully automated and self-contained indoor gardening system. The Grow Anything Appliance will revolutionize in-home-growing with the world’s first and most advanced on-board plant computer, accessible both on the device and through a proprietary app.

Using community-based, plant-specific recipes and advanced-system artificial intelligence, the refrigerator-sized appliance monitors and adjusts all key environmental factors – light, temperature, humidity, water quality and nutrient levels – to maximize growth and output for any variety of plant at every stage of growth. The product also features a highly effective LED grow light system designed to optimize plant growth at all stages, a nutrient auto-dosing system, an automated plant drying/curing cycle, and even an on-board camera to remotely monitor growth and plant health.

The Grow Anything Appliance, which is planned to be marketed under the Botanicare brand, has been four years in the making through a rigorous Research & Development process. Prototype units have been growing throughout the Company’s home state of Colorado for the past year with impressive results – both in terms of quality and quantity of crop output. The product will be manufactured by the Company’s proven manufacturing partners, with the first products set to be available in the market during the first half of 2020.

“We believe our Grow Anything appliance will be the most advanced indoor home-growing device ever launched,” said J. Michael Wolfe, AeroGrow’s President & CEO. “At our core, we’ve always been a product-centric company – and this newest launch truly demonstrates our commitment to innovative R&D, design functionality and plant growing efficacy. Moreover, as the name implies, it truly allows users to grow anything they want…and to do it in a way that is sure to produce exceptional crops time and again.

“The large plant Grow Anything appliance is the first step for AeroGrow into the rapidly growing space of fully automated, appliance sized home-growing systems – a market we’ve sized at well over a billion dollars world-wide and one we plan to pursue vigorously.”